Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Performance Securities Linked to the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER) due December 29, 2023	$1,700,000.00	$218.96

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated February 28, 2012)

UBS AG $1,700,000 Trigger Performance Securities

Linked to the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER) due December 29, 2023

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER) (the “underlying index”). If the index return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the index return multiplied by the participation rate of 200%. If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the negative index return. The Securities may be terminated early pursuant to a change in law event, as determined by the calculation agent and described on page 21, which could result in the loss of some or all of your investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Participation in Positive Index Returns: If the index return is greater than zero, UBS will repay your principal amount at maturity plus pay a return equal to the index return multiplied by the participation rate. If the index return is less than zero, investors may be exposed to the negative index return at maturity.

❑

Contingent Repayment of Principal at Maturity: If the index return is zero or negative and the final index level is not below the trigger level, UBS will repay your principal amount at maturity. However, if the final index level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the negative index return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	December 27, 2013

Settlement Date*	December 31, 2013

Final Valuation Date**	December 27, 2023

Maturity Date**	December 29, 2023

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.

**	Subject to postponement in the event of a market disruption event, as described in the Trigger Performance Securities product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE TRIGGER PERFORMANCE SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Trigger Performance Securities linked to the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER). The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Participation Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER)	CMCIER	200%	1,154.237	577.119, which is 50% of the Initial Index Level	90271R640	US90271R6403

The estimated initial value of the Securities as of the trade date is $8.723 for Securities linked to the performance of the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER). The estimated initial value of the Securities was determined as of the close of relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the Trigger Performance Securities product supplement relating to the Securities, dated February 28, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Trigger Performance Securities product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.50	$9.50
Total	$1,700,000.00	$85,000.00	$1,615,000.00

UBS Financial Services Inc. Pricing Supplement dated December 27, 2013	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Trigger Performance Securities product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement for Trigger Performance Securities dated February 28, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512084029/d308042d424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Trigger Performance Securities product supplement” mean the UBS product supplement, dated February 28, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦	You believe the underlying index will appreciate over the term of the Securities.

♦	You are willing to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦

You understand and are willing to accept the risk of fluctuations in commodities prices in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on physical commodities in particular.

♦	You are willing to hold the Securities to maturity, a term of approximately 10 years, and accept that there may be little or no secondary market for the Securities.

♦	You do not seek current income from this investment.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date.

♦	You are unwilling to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦

You do not understand and/or are not willing to accept the risk of fluctuations in commodities prices in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on physical commodities in particular.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 10 years, or you seek an investment for which there will be an active secondary market.

♦	You seek current income from this investment.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-13 of the Trigger Performance Securities product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term	Approximately 10 years.
Underlying Index	UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER)
Participation Rate	200%.
Payment at Maturity (per Security)

If the index return is positive, UBS will pay you an amount in cash equal to:

$10 + ($10 × Index Return × Participation Rate)

If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10 per Security.

If the final index level is less than the trigger level, UBS will pay you an amount that is less than your principal amount, if anything, resulting in a loss on your investment that is proportionate to the negative index return:

$10 + ($10 × Index Return)

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	1,154.237, which is the closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.
Trigger Level	577.119, which is 50% of the initial index level.

Investment Timeline

The initial index level is observed. The participation rate is set.

The final index level is observed on the final valuation date and the index return is calculated.

If the index return is positive, UBS will pay you a cash payment at maturity equal to:

$10 + ($10 × Index Return × Participation Rate)

If the index return is zero or negative and the final index level is equal to or greater than the trigger level, UBS will pay you a cash payment equal to your principal amount, or $10 per Security.

If the index return is negative and the final index level is less than the trigger level, UBS will pay you a cash payment at maturity that is less than your principal amount, if anything, equal to:

$10 + ($10 × Index Return).

In such scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the negative index return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Trigger Performance Securities product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. If the index return is negative, UBS will repay you the principal amount of your Securities in cash only if the final index level is greater than or equal to the trigger level and will only make such payment at maturity. If the final index level is below the trigger level, you will lose some or all of your initial investment in an amount proportionate to the decline in the level of the underlying index from the trade date to the final valuation date.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is above the trigger level.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the index return even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The return on the Securities, if any, at maturity is directly linked to the performance of the underlying index, and indirectly linked to the value of the futures contracts on physical commodities comprising the underlying index (the “index commodities”), and will depend on whether, and the extent to which, the index return is positive or negative. Trading in the index commodities is speculative and can be extremely volatile. Market prices of the index commodities may fluctuate rapidly based on numerous factors. These factors may affect the level of the underlying index and the market value of the Securities in varying ways, and different factors may cause the value of the index commodities, and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates. If the final index level is below the trigger level, you will lose 1% of the principal amount for each 1% that the final index level is less than the initial index level. You may lose some or all of your principal amount if the index return is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying index, the volatility of the index commodities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the index commodities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the index commodities — Owning the Securities is not the same as owning the index commodities. As a holder of the Securities, you will not have any rights with respect to any of the index commodities. Any amounts payable on your Securities will be made in cash and you will have no right to receive any of the index commodities.

♦

The Securities do not offer direct exposure to commodity spot prices — The underlying index is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the final index level will not fall below the trigger level. The final index level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the index commodities. You should be willing to accept the risks of investing in commodities futures contracts in general and the index commodities in particular, and the risk of losing some or all of your initial investment.

♦

The underlying index reflects price return, not total return — The return on the Securities is based on the performance of the underlying index, which reflects the returns that are potentially available through an unleveraged investment in the index commodities. It does not reflect returns that could be earned on funds committed to the trading of the index commodities. The return on the Securities will not include a total return feature or interest component that may be applicable to such a fund.

♦

Suspensions or disruptions of market trading in the commodity futures markets may adversely affect the value of the Securities — Commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index and, therefore, the value of the Securities.

♦

Higher future prices of the index commodities relative to their current prices will affect the market value of the Securities — The underlying index is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the underlying index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” Conversely, contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The underlying index offers continuous roll mechanics for each constant maturity with respect to each commodity futures contract, which in contrast to the rolling of front-month contracts offered in traditional commodity indices, offers the potential to mitigate negative roll yield. However, we cannot guarantee that the continuous roll mechanism will function as intended, and, therefore, cannot guarantee that the continuous roll mechanism will mitigate any negative roll yield. The existence of contango in the commodity markets could also result in negative “roll yields,” which could adversely affect the level of the underlying index and, accordingly, adversely affect the market value of the Securities.

♦

Potential over-concentration in particular commodity sectors — The index commodities are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals. Investment in the Securities will increase your portfolio’s exposure to fluctuations in the commodity sectors comprising the underlying index.

♦

Prolonged decline in value in energy oriented materials would have a negative impact on the level of the underlying index and the value of the Securities — Approximately 37.16% of the index commodities are energy oriented, including approximately 20.00% in crude oil. Accordingly, a decline in value in such raw materials would adversely affect the level of the underlying index and the value of the Securities. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of crude oil. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for crude oil products and result in lower prices. Absent amendment of the underlying index to lessen or eliminate the concentration of existing energy contracts in the underlying index or to broaden the underlying index to account for such developments, the level of the underlying index and the value of the Securities could decline as a result.

♦

The Securities are not regulated by the CFTC — Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.

♦

The underlying index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets — The underlying index will include futures contracts on physical commodities on exchanges located outside the United States. You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It will also likely be more costly and difficult for the CMCI Committees to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the underlying index.

♦

Changes that affect the composition and calculation of the underlying index will affect the market value of the Securities — The underlying index is overseen and managed by the CMCI Governance Committee, in consultation with the CMCI Advisory Committee (the CMCI Governance Committee and the CMCI Advisory Committee together, the ‘‘CMCI Committees’’). The CMCI Committees exercise discretion, subject to ratification by UBS and Bloomberg (the ‘‘index sponsors’’), regarding the composition and methodology of the underlying index, including additions, deletions and the weightings of the index commodities, all of which could affect the underlying index and, therefore, could affect the amount payable on the Securities at maturity and the market value of the Securities prior to maturity. The CMCI Committees do not have any obligation to take the needs of any parties to transactions involving the underlying index, including the holders of the Securities, into consideration when re-weighting or making any other changes to the underlying index. Furthermore, the bi-annual determination of the calculation of the composition of the underlying index will be conducted in reliance upon historical prices, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the underlying index. Any discrepancies that require revision are not applied retroactively, but will be reflected in prospective weighting calculations of the underlying index for the following year. However, not every discrepancy may be discovered. The market value of the Securities could also be affected if UBS, in its sole discretion, discontinues or suspends calculation of the underlying index, or the index sponsors in their sole discretion, suspend publication of the underlying index, in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the final index level is not available because of a market disruption event or for any other reason, the calculation agent will make an estimate of the final index level that would have prevailed in the absence of the market disruption event. Notwithstanding the occurrence of one or more events, which may, in the calculation agent’s discretion, constitute a market disruption event, the calculation agent in its discretion may waive its right to postpone the determination of the final index level if it determines such events have not and are not likely to materially impair its ability to determine the final index level on such date. If the calculation agent determines that the publication of the underlying index is discontinued and that there is no successor index on the date when the final index level is required to be determined, the calculation agent will, instead, make an estimate of the final index level by reference to a group of physical commodities, exchange-traded futures contracts on physical commodities or indices and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying index.

♦

The CMCI Committees may be required to replace an index commodity — If, for any reason, one of the index commodities comprising the underlying index ceases to exist, liquidity collapses to abnormal levels or any other similar event with similar consequences as determined in the discretion of the CMCI Committees occurs, the CMCI Advisory Committee will call an exceptional meeting to assess the situation and advise the CMCI Governance Committee as to a replacement for the affected index commodity or for a change in weighting. The CMCI Governance Committee will then make a decision regarding replacement or reweighting subject to ratification by the index sponsors. The replacement of a component or a change in weighting may have an adverse impact on the level of the underlying index and, therefore, the value of the Securities.

♦

The return on the Securities will not be adjusted to compensate for changes in exchange rates that might affect the index commodities that are quoted in foreign currencies — Although some of the index commodities are traded in currencies other than U.S. dollars and the Securities are denominated in U.S. dollars, the payment at maturity will not be adjusted to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the futures contracts comprising the underlying index are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the payment at maturity. However, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The payment at maturity we pay in respect of the Securities will be based solely upon the index return calculated on the final valuation date.

♦

The underlying index is a proprietary index of UBS and conflicts of interest may arise due to this — The underlying index is proprietary to UBS and is calculated by UBS. Any actions or judgments by UBS could adversely affect the trading value of the Securities and the amount we will pay to you at maturity. We do not have any obligation to take the needs of any parties to transactions involving the underlying index, including the holders of the Securities, into consideration, when taking any actions or making any judgments with respect to the underlying index and we accept no liability for any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlying index. You, as an investor in the Securities, should make your own investigation into the underlying index and UBS. We and our affiliates do not guarantee and assume no potential liability for the adequacy or accuracy of the calculation or publication of the underlying index.

♦

UBS’ involvement in the CMCI Committees may conflict with your interest as a holder of the Securities — UBS nominates members of the CMCI Committees. Consequently, UBS will be involved in the composition and management of the underlying index, including additions, deletions and the weightings of the index commodities or exchange-traded futures contracts on the index commodities, all of which could affect the level of the underlying index and, therefore, the market value of the Securities. Due to its influence on determinations of the CMCI Committees, which may affect the market value of the Securities, UBS, as issuer of the Securities, may have a conflict of interest if it participates in or influences such determinations.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index commodities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index commodities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the index return and the payment at maturity based on the closing level of the underlying index on the final valuation date. As UBS determines the economic terms of the Securities, including the participation rate and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

The calculation agent can postpone the determination of the initial index level and the final index level if a market disruption event occurs on the trade date or the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the trade date or the final valuation date, the trade date or the final valuation date, as the case may be, will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will determine the closing level of the underlying index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the trade date or the final valuation date for the Securities be postponed by more than eight business days. As a result, the applicable settlement date or maturity date for the Securities could also be postponed. If the trade date or the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the trade date or the final valuation date, as applicable, and the closing level of the underlying index will be determined by the calculation agent in the manner described in “Market Disruption Events” on page 20 of this pricing supplement.

♦

The Securities may be terminated early if the calculation agent determines that a change in law event has occurred — If the calculation agent determines that a change in law event, as described in the section “Early Termination following a Change in Law” on page 21 below, has occurred, the Securities may be deemed to have terminated early upon the occurrence of such event. Following the occurrence of a change in law event on or before the maturity date where the calculation agent determines the Securities will terminate early, the calculation agent will, in good faith, using commercially reasonable methods, determine the early termination payment payable to you on the Securities, which will equal the economic value of the Security. No other amounts will be due to you under the Securities. In determining the early termination payment, the calculation agent may consider any relevant information, including, without limitation, relevant rates, prices, yields, volatilities, spreads, correlations or other relevant market data from internal sources or otherwise. The economic value of the Securities and the early termination payment following the occurrence of a change in law event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment. See “Early Termination following a Change in Law” beginning on page 21.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 11.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	Approximately 10 years
Initial Index Level:	1000.000
Trigger Level:	500.000 (50% of Initial Index Level)
Participation Rate:	185%
Range of Index Return:	-100% to 50%

*	The participation rate, the initial index level and the trigger level are indicated on the first page of this pricing supplement.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples and in the table below have been rounded for ease of analysis.

Example 1: The Index Return is 20%.

Since the index return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 185%) = $13.70 per Security (a 37.00% total return).

Example 2: The Index Return is -20% and the Final Index Level is above the Trigger Level.

Since the index return is negative but the final index level is above the trigger level of 500.000, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent total return).

Example 3: The Index Return is -60%, making the Final Index Level below the Trigger Level.

Since the index return is negative and the final index level is below the trigger level, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be fully exposed to the decline of the underlying index. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 – $6 = $4 per Security (a 60% total loss).

If the underlying index closes below the trigger level on the final valuation date, your investment in the Securities is fully exposed to the decline of the underlying index and you will lose some or all of your principal at maturity.

Underlying Index		Payment and Return at Maturity
Final Index Level	Index Return	Payment at Maturity	Security Total Return at Maturity
1500.000	50.00%	$19.25	92.50%
1450.000	45.00%	$18.33	83.30%
1400.000	40.00%	$17.40	74.00%
1350.000	35.00%	$16.48	64.80%
1300.000	30.00%	$15.55	55.50%
1250.000	25.00%	$14.63	46.30%
1200.000	20.00%	$13.70	37.00%
1150.000	15.00%	$12.78	27.80%
1100.000	10.00%	$11.85	18.50%
1050.000	5.00%	$10.93	9.30%
1000.000	0.00%	$10.00	0.00%
900.000	-10.00%	$10.00	0.00%
800.000	-20.00%	$10.00	0.00%
700.000	-30.00%	$10.00	0.00%
600.000	-40.00%	$10.00	0.00%
500.000	-50.00%	$10.00	0.00%
400.000	-60.00%	$4.00	-60.00%
300.000	-70.00%	$3.00	-70.00%
200.000	-80.00%	$2.00	-80.00%
100.000	-90.00%	$1.00	-90.00%
0.000	-100.00%	$0.00	-100.00%

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the Trigger Performance Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-33 of the product supplement, and that the timing and character of income or loss on your Securities could be materially and adversely affected. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value). Alternatively, the Internal Revenue Service might assert that you should be treated as disposing of your Securities on each rebalancing and/or rollover date of the underlying index in return for a new Security and that you should accordingly recognize gain or loss on each rebalancing and/or rollover date equal to the difference between your adjusted basis in your Securities (which would be adjusted to take into account any prior recognition of gain or loss) and their fair market value on such date. Such gain or loss may be short-term capital gain or loss. The Internal Revenue Service might also assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-32 of the Trigger Performance Securities product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Recent Legislation

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed appropriate Internal Revenue Service (“IRS”) Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. Pursuant to a recently issued Internal Revenue Service Notice, FATCA withholding on “withholdable payments” begins on July 1, 2014, and pursuant to this Notice, withholding tax under FATCA would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). If, however, withholding is required, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER)

The following is a description of the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER), including, without limitation, composition, weighting, method of calculation and procedures for changes in components and weights. The information in this description has been taken from (i) publicly available sources (for which information we accept responsibility as to correct reproduction but no further or other responsibility (express or implied) regarding such third party information) and (ii) the handbook “UBS Bloomberg CMCI (Constant Maturity Commodity Index): Technical Document” (a document available publicly on the website of UBS Bloomberg CMCI at http://www.ubs.com/cmci), which is summarized but not incorporated by reference herein. Such information reflects the policies of and is subject to change at any time by UBS and Bloomberg. We accept responsibility as to the correct reproduction of such information. UBS has not independently verified information from publicly available sources, described above in clause (i). You, as an investor in the Securities, should make your own investigation into the underlying index. Neither the CMCI Committees acting corporately nor any member of the CMCI Committees individually is involved in the offer of the Securities and none of the CMCI Committees or their members has any obligation to consider your interests as a holder of the Securities. However, certain employees of UBS, the issuer of the Securities, are members of the CMCI Committees and affiliates of UBS are involved in the public offering and sale of the Securities.

Bloomberg and Reuters have no obligation to continue to publish the underlying index and may discontinue publication of the underlying index at any time in their sole discretion.

Overview of the Underlying Index

The return of the Securities is linked to the performance of the underlying index, which was introduced in January 2007 to provide an innovative alternative to traditional commodity indices. The underlying index is weighted across both commodities and maturities. The underlying index is rebalanced monthly and represents a basket of 28 commodity futures contracts (as of the second half of 2013) with a series of up to five different investment maturities for each individual commodity using the calculation methodology of constant maturity forwards. Traditional commodity indices tend to focus on front-month contracts with short tenors (time to maturity) whereas the underlying index is based on commodity futures contracts with tenors ranging from three months to three years. The underlying index also offers continuous roll mechanisms for each constant maturity with respect to each commodity futures contract, which, in contrast to rolling of front-month contracts offered in traditional commodity indices, offer the potential to mitigate negative roll yield. Roll yield arises from the differential between the price levels of the contracts that an index rolls out of and those it rolls into. The commodities represented in the underlying index currently include energy, agriculture, livestock, industrial metals and precious metals.

“CMCI business day” means a business day on which at least 80% of the daily open market weight of the underlying index is available to trading. Trading is generally conducted on New York Mercantile Exchange, Inc. (including the COMEX division), Chicago Board of Trade, ICE Futures, European Energy Exchange, London Metal Exchange, Kansas City Board of Trade, New York Board of Trade, Winnipeg Commodities Exchange, Euronext, Liffe, the Chicago Mercantile Exchange and any other future exchanges that provide data on commodity futures contracts which, in part, are used to compile and calculate the underlying index.

For further information on the underlying index, investors can go to http://www.ubs.com/cmci.

Set forth below is a current list of the commodity futures contracts comprising the underlying index, together with the respective symbols, exchanges and individual tenor target and total individual commodity target weights, as of the second half of 2013. Amounts may have been rounded for ease of reference:

Component/ Quoted SCM	Code	Exchange/ Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weight*
WTI Crude Oil (Nymex)	CL	NYMEX	3.48%	1.60%	1.47%	0.98%	0.59%	8.13%
WTI Crude Oil (ICE)	EN	ICE	1.20%	0.63%	0.49%	0.34%	0.21%	2.88%
Brent Crude Oil	CO	ICE	4.14%	1.89%	1.47%	0.88%	0.61%	8.99%
Heating oil	HO	NYMEX	2.25%	1.08%	0.58%	–	–	3.92%
Gasoil**	QS	ICE	3.15%	1.50%	–	–	–	4.64%
RBOB Gasoline	XB	NYMEX	3.23%	1.45%	–	–	–	4.67%
Natural Gas	NG	NYMEX	1.86%	0.92%	0.61%	0.31%	0.22%	3.92%
LME Copper	LP	LME	2.99%	1.92%	1.81%	1.30%	0.81%	8.83%
High Grade Copper	HG	COMEX	2.42%	0.92%	–	–	–	3.34%
LME Zinc	LX	LME	1.11%	0.61%	0.44%	–	–	2.16%
LME Aluminium	LA	LME	2.22%	1.47%	1.34%	0.88%	0.52%	6.42%

Component/ Quoted SCM	Code	Exchange/ Platform	3M	6M	1Y	2Y	3Y	Total Individual Commodity Target Weight
LME Nickel	LN	LME	1.12%	0.59%	0.45%	–	–	2.17%
LME Lead	LL	LME	0.73%	0.36%	0.26%	–	–	1.35%
Gold	GC	COMEX	2.97%	0.90%	0.53%	0.42%	–	4.82%
Silver	SI	COMEX	0.70%	0.19%	0.15%	0.12%	–	1.16%
SRW Wheat	W	CBOT	1.15%	0.71%	0.40%	–	–	2.26%
HRW Wheat	KW	KCBOT	0.65%	0.41%	–	–	–	1.06%
Corn	C	CBOT	2.82%	2.00%	1.12%	–	–	5.93%
Soybeans	S	CBOT	3.13%	1.95%	1.12%	–	–	6.20%
Soybean Meal	SM	CBOT	0.95%	0.55%	–	–	–	1.50%
Soybean Oil	BO	CBOT	1.04%	0.60%	–	–	–	1.64%
Sugar #11	SB	NYBOT	1.89%	1.59%	1.07%	–	–	4.55%
Sugar #5	QW	EN	1.29%	0.88%	–	–	–	2.17%
Cocoa	QC	EN	0.33%	0.26%	–	–	–	0.59%
Coffee “C” Arabica	KC	NYBOT	0.66%	0.34%	0.17%	–	–	1.17%
Cotton	CT	NYBOT	0.76%	0.60%	–	–	–	1.37%
Live Cattle	LC	CME	1.47%	0.90%	–	–	–	2.37%
Lean Hogs	LH	CME	1.10%	0.69%	–	–	–	1.79%
Total			50.81%	27.52%	13.49%	5.23%	2.96%	100.00%

Source: UBS Investment Bank, CMCI Advisory Committee.

*	Weights across maturities are determined based on the relative liquidity of the underlying futures contracts. See “— Continuous Rolling of Contracts” on page 16.
**	As of November 1, 2013, the CMCI will have proportionally reallocated the 1-year Gasoil tenor weighting to the 3-month and 6-month Gasoil tenors as Intercontinental Exchange, operator of regulated futures exchanges, will delist existing ICE Gasoil Futures contacts with their current 0.1% sulphur specification after the expiry of the January 2015 contract.

The weights of the underlying index tenors (maturities) are as follows*:

*	The bars represent cumulative tenor weights of all 28 futures contracts for each constant maturity.

The commodity sectors included in the underlying index as of the second half of 2013, and their initial relative target weights are as follows:

The CMCI Committees

All decisions related to the underlying index are made by the CMCI Governance Committee. Each index sponsor, in turn, appoints a chairman from the members of the CMCI Governance Committee who serves for a period of six months. Each representative on the CMCI Governance Committee has one vote, with the chairman having an additional vote in the event of a tie. There is also one non-voting member present on the CMCI Governance Committee, whose role it is to provide market color as a result of in-depth commodity market knowledge. The CMCI Governance Committee holds ordinary meetings bi-annually.

The CMCI Governance Committee is assisted and supported by the CMCI Advisory Committee, which is comprised of experts including trading, research, and structuring representatives, a secretary and a legal advisor. The CMCI Advisory Committee provides relevant market data and recommends appropriate changes to the underlying index. The CMCI Advisory Committee may also request special meetings of the CMCI Governance Committee in the case of market emergencies or where the CMCI Advisory Committee feels a special meeting is necessary. Ultimately, the decisions of the CMCI Governance Committee must be reviewed and, if approved, implemented by the index sponsors themselves. In this regard, each index sponsor will be represented by an appointee who is a board member (or Managing Director).

Index Composition

The Selection Process

The index sponsors monitor the commodity contracts traded on the major exchanges and other markets in the countries on the eligibility list on a continuous basis. Any newly set up commodity exchanges or newly listed commodity contracts will be brought up for CMCI Governance Committee discussion during the bi-annual meetings with the purpose of determining their significance. If the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, determines that specific commodity contracts are significant and reliable, the CMCI Advisory Committee will determine their eligibility for the following CMCI Governance Committee meeting.

In order to be eligible for inclusion in the underlying index, a commodity future contract must satisfy certain requirements as described below. Changes in the underlying index’s composition, as described herein, are entirely a function of those changes made to the underlying index by the CMCI Governance Committee. No decision can be made to add or withdraw an underlying index component or affect the weight of such component independently from those made with respect to the underlying index.

In some special situations likely to affect the underlying index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can also declare “force majeure” and can change any parameter of the underlying index with immediate effect. The index sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Component Selection and Target Weights

For a commodity contract to be included in the underlying index, the following primary and secondary requirements have to be satisfied:

♦

The “primary requirements” involve satisfying certain criteria related to the nature of the instrument as well as some technical characteristics including country of origin, trading characteristics, foreign exchange controls, availability and accuracy of contract, price and volume data.

♦

The “secondary requirements” involve satisfying a series of purely financial thresholds based on liquidity, including, among other things, open interest and market volume. Open interest, which reflects positions in contracts that remain open on an overnight or multi-day basis, is used to assess past and future liquidity. Market volume, which reflects the number of contracts traded in a given period of time, indicates immediate interest, and over a period of time provides a usable measure of liquidity.

Index Weightings

Initial Weightings

As of the date of this pricing supplement, the index components have the initial weightings indicated in the chart on pages 13 and 14. The initial weightings may be amended from time to time, as described below.

The weighting engine (which determines the composition and component weights of the underlying index) is based on a blending of Fundamental Weights and Liquidity Weights:

♦	Fundamental Weights are derived from a combination of primary economic indicators such as CPI, PPI, and GDP, as well as commodity-level consumption data,

♦	Liquidity Weights are obtained from a combination of Open Interest and Volume data, as reported on the relevant exchanges,

♦	By basing on both Fundamental and Liquidity Weight, the Target Weights (TW) are designed to reflect the economic significance and market liquidity for each commodity in the underlying index,

♦

Fundamental Weights are revised annually during the first half with changes effected during the July Maintenance Period, while Liquidity Weights are revised semi-annually and effected during the January and July Maintenance Periods. As a result, the Target Weights are potentially revised every six months.

The CMCI Governance Committee meets semi-annually prior to the underlying index rebalancing. Changes, if any, are effected during the following January and July Maintenance Periods. The underlying index re-balances monthly over the last three CMCI Business Days of the month and according to the last defined Target and Tenor Weights. The Tenor Weights of the CMCI Benchmark Index are a function of relative liquidity along the respective forward curves.

For more information, see the CMCIER handbook referred to above.

Changes in the Weights and/or Index Composition

As noted above, the CMCI Governance Committee (in consultation with the CMCI Advisory Committee) reviews the selection and weightings of the futures contracts in the underlying index bi-annually, or at any special meeting called by the CMCI Advisory Committee. Thus, weights are potentially reassigned whenever a regular or special meeting of the CMCI Governance Committee is held, subject to ratification by the index sponsors. If any event or series of events takes place that is reasonably likely to have an adverse effect on the maintenance of the underlying index, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, has the ability to change the Target Weights at times other than bi-annual Governance Committee meetings if it determines that such action is necessary or advisable in order to protect or enhance the tradability of the underlying index. Such “extraordinary circumstances” may include (but are not limited to):

♦	declining or rising trading volumes, instrument delisting or creation,

♦	critical changes in commodity supply and demand patterns, or global economic patterns affecting the supply or demand,

♦	changes in foreign exchange laws,

♦	general macroeconomic or political events, or

♦	in general, all types of legal and tax rulings or decisions presenting a material increase in costs or compliance burden to the index investors and/or members of the CMCI Governance Committee.

In some special situations likely to affect the underlying index adversely and reflect negatively on investors and/or members of the CMCI Governance Committee, the CMCI Governance Committee can also declare “force majeure” and can change any parameter of the underlying index with immediate effect. The index sponsors also reserve the right to alter the procedures and methodology related to selecting the underlying futures contracts.

Continuous Rolling of Contracts

The underlying index represents a weighted average of all available CMCI constant maturities (ranging from three months to three years). The distribution of weightings to available tenors (time to maturity) is a function of relative liquidity of the underlying futures contracts.

As with most asset classes, the liquidity of commodity futures contracts tends to reduce as time to maturity increases. Therefore, the continuous rolling (constant maturity) of the underlying index limits the dilution of liquidity of the underlying commodity futures contracts. In this way, the underlying index reflects the most liquid contracts.

Rebalancing of the Index Components

Because of price movements, the weight of each component in the underlying index will move away from its target weight over time. The weight of each index component is therefore rebalanced over the final three business days of each month in order to bring each underlying commodity back to its target weight. The process is automatic and is implemented via a pre-defined algorithm.

In addition, twice annually in January and July there is a maintenance period at which time the target weights themselves are adjusted according to decisions of the CMCI Governance Committee as ratified by the index sponsors.

Market Disruption

As noted above, the CMCI Advisory Committee will request extraordinary meetings with the CMCI Governance Committee in the event of actual or potential “market emergency” or “force majeure” events (as discussed below), or any other situations the CMCI Advisory Committee deems, in its own discretion, to require an extraordinary meeting. The purpose of such meetings will be for the CMCI Governance Committee to determine what, if any, changes should be made to the underlying index.

Market Emergency and Force Majeure

In some extraordinary circumstances, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem an event a “market emergency and force majeure” event. Such extraordinary circumstances include:

♦	currency control mechanisms,

♦	a tax related announcement,

♦	a scientific announcement,

♦	an official or state announcement likely to affect commodities markets,

♦	any climate and weather related emergencies,

♦	a war,

♦	a terrorist event,

♦

any other event which would make the calculation of the underlying index impossible or infeasible, technically or otherwise, or that makes the underlying index non-representative of market prices or undermines the objectives of the underlying index, and

♦	any situation creating an unfair advantage or disadvantage for any individual or group of market participants or the index sponsors.

Whenever a “market emergency and force majeure” event has been identified, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can take any action it deems appropriate, such as, but not limited to:

♦	the replacement of a daily contract nearby price when there is an obvious and manifest error in the officially settled price or when market abuse is likely to have taken place,

♦	the temporary or permanent removal of a commodity from the underlying index,

♦	the immediate change of an underlying index parameter,

♦	the suspension of the calculation of the underlying index, a sub index, a constant maturity series, or a currency series, or

♦	in general, any action necessary to preserve the reputation of the underlying index as a fair and tradable benchmark.

Adjustments for “Market Disruption Event Day”

When an exchange fails to publish a settlement price for a contract involved in the roll, the CMCI business day is deemed a “market disruption event day.” The components involved are not rolled or rebalanced on that day. For those contracts or components, the roll periods remain identical to the value they had on the CMCI business day immediately preceding the “market disruption event day” in such a way that the roll period is extended for as long as no settlement price is made available by the affected exchange. If, after a period of five standard business days, no settlement price has been made available by the exchange, the index sponsors will determine, in good faith, bearing in mind both the interests of investors and market participants, the one or more exchange settlement prices necessary for the rolling of the component and the calculation of the underlying index. When a market disruption event day falls during a non-maintenance period, the underlying index is calculated using the last available trading price available on the exchange, obtained by the index sponsors from commercially reasonable sources in the market, or determined in good faith by the index sponsors.

Adjustments for “FX Market Disruption Event Day”

In the event of a referenced price source failing to publish a valid fixing rate for a referenced currency exchange rate, the relevant CMCI business day is deemed an “FX market disruption event day.” If no fixing price has been made available by the defaulting price source, the one or more foreign exchange currency rate fixing prices necessary for the calculation of the underlying index will be obtained by the index sponsors from commercially reasonable sources in the market, or determined in good faith, bearing in mind both the interest of investors and market participants, and with an aim to maintain and reinforce the position of the underlying index as a leading tradable commodity investment benchmark. A commercially reasonable method would be for example, but is not limited to, the averaging of three foreign exchange broker-dealer quotes at the approximate time when the fixing would have been determined by the price source. In the event of the rate source becoming permanently deficient, the CMCI Governance Committee, in consultation with the CMCI Advisory Committee, can deem the event a “force majeure” event and decide to replace it by a new source with immediate effect.

Calculation of the Underlying Index

The underlying index is calculated and disseminated by UBS approximately every fifteen seconds (assuming the underlying index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m., New York City time, and a daily index level is published between 4:00 p.m. and 6:00 p.m., New York City time, on each Trading Day. The underlying index information is available from Bloomberg on pages CUBS<GO>, CMCN<GO> or CMCX<GO> and from Reuters on page UBSCMCI. The underlying index information is also available on the Bloomberg website: http://www.bloomberg.com (Select “COMMODITIES” from the drop-down menu entitled “Market Data”). For further information on the underlying index, investors can go to http://www.ubs.com/cmci.

Disclaimer

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). THE INDEX SPONSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, THE INDEX SPONSORS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Commodity Futures Market

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the underlying index are exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities typically provides for the payment and receipt of a cash settlement based on the value of such commodities. A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearinghouses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearinghouse or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates. These payments are called “variation margin” and make the existing positions in the futures contract more or less valuable, a process known as “marking to market.”

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearinghouse and a brokerage firm which is a member of the clearinghouse. The clearinghouse guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. However, the structure and nature of trading on non-U.S. exchanges may differ from the foregoing description. From its inception to the present, the underlying index has been comprised exclusively of futures contracts traded on regulated exchanges.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER). However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER).

Historical Information

The following table sets forth the quarterly high and low closing level for the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER), based on the daily closing level as reported by Bloomberg Professional ® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER) on December 27, 2013 was 1,154.237. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/2/2009	3/31/2009	876.242	734.236	811.557
4/1/2009	6/30/2009	990.179	804.527	929.265
7/1/2009	9/30/2009	1014.700	863.857	975.861
10/1/2009	12/31/2009	1088.582	949.295	1087.241
1/4/2010	3/31/2010	1127.664	982.244	1047.432
4/1/2010	6/30/2010	1092.056	945.102	976.097
7/1/2010	9/30/2010	1118.665	963.735	1118.665
10/1/2010	12/31/2010	1281.875	1113.475	1281.875
1/3/2011	3/31/2011	1385.767	1264.610	1376.522
4/1/2011	6/30/2011	1420.992	1286.815	1319.705
7/1/2011	9/30/2011	1388.970	1161.775	1161.775
10/3/2011	12/30/2011	1257.712	1142.417	1192.681
1/3/2012	3/30/2012	1295.304	1206.596	1253.817
4/2/2012	6/29/2012	1270.898	1102.213	1161.185
7/2/2012	9/28/2012	1307.287	1160.666	1271.237
10/1/2012	12/31/2012	1276.678	1205.512	1225.028
1/2/2013	3/29/2013	1264.553	1194.342	1199.798
4/1/2013	6/28/2013	1192.480	1113.862	1113.862
7/1/2013	9/30/2013	1184.648	1121.783	1151.558
10/1/2013*	12/27/2013*	1166.462	1121.703	1154.237

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through December 27, 2013. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.

The following graph illustrates the performance of the UBS Bloomberg Constant Maturity Commodity Index Excess Return (CMCIER) from January 3, 2007 through December 27, 2013, based on the daily closing level as reported by Bloomberg, without independent verification. The dotted line represents the trigger level of 577.119, which is equal to 50% of the closing level of the underlying index on December 27, 2013. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Market Disruption Events

The calculation agent will determine the initial index level based upon the closing level of the underlying index on the trade date and the final index level based upon the closing level of the underlying index on the final valuation date. The date of determination of the initial index level or the final index level (in each case, the “determination date”) may be postponed, and thus the determination of the initial index level or the final index level (as the case may be) may be delayed, if the calculation agent determines that, on the relevant determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will determine the closing level of the underlying index on the first trading day on which no market disruption event occurs or is continuing in accordance with the formula for and method of calculating the level of the underlying index last in effect prior to such market disruption event, such determination to be made by reference to:

(i)	with respect to each index commodity that was not affected by a market disruption event on the originally scheduled determination date (an “unaffected index commodity”), the official settlement price or fixing level, as applicable, of such unaffected index commodity as of the originally scheduled determination date; and

(ii)	with respect to each index commodity that was affected by a market disruption event on the originally scheduled determination date (an “affected index commodity”), the official settlement price or fixing level, as applicable, of such affected index commodity as of the first trading day on which no market disruption event occurs or is continuing with respect to such affected index commodity.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone a determination date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the underlying index. In no event, however, will a determination date be postponed by more than eight trading days. If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be a determination date and the closing level of the underlying index will be determined by the calculation agent in accordance with the formula for and method of calculating the level of the underlying index last in effect prior to the originally scheduled determination date, such determination to be made by reference to:

(i)	with respect to each unaffected index commodity, the official settlement price or fixing level, as applicable, of such unaffected index commodity as of the originally scheduled determination date,

(ii)	with respect to each affected index commodity for which an official settlement price or fixing level, as applicable, has been determined by the calculation agent, the applicable official settlement price or fixing level, as applicable, for such affected index commodity determined in the manner described above and

(iii)	with respect to each affected index commodity for which an official settlement price or fixing level, as applicable, could not be determined as described above, the calculation agent’s estimate of the official settlement price or fixing level, as applicable, of such affected index commodity that would have prevailed in the absence of the market disruption event.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the final valuation date and the maturity date as it deems appropriate.

Any of the following will be a market disruption event with respect to the underlying index, as determined by the calculation agent:

♦	a termination or suspension of, or material limitation or disruption in trading of any index commodities;

♦	a change in the settlement price of any index commodities by an amount equal to the maximum permitted price change from the previous day’s settlement price;

♦	the settlement price is not published for any individual index commodity;

♦	the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any index commodity;

♦	the level of the underlying index is not published;

♦

in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the Trigger Performance Securities product supplement or (2) effect trading in the index commodities and instruments linked to the underlying index generally; or

♦	the closure on any business day of any relevant exchange in respect of an index commodity, prior to its settled closing time.

For the purposes of this offering, the trade date, and therefore the determination of the initial index level, has not been postponed. The initial index level is on the first page of this pricing supplement.

Early Termination following a Change in Law

If the calculation agent determines that a Change in Law Event (as defined below) has occurred, your Securities may be deemed to have terminated early upon the occurrence of such event. The date of such early termination shall be the “Early Termination Valuation Date” for the Securities. The following events shall be considered “Change in Law Events”:

(A)	The calculation agent determines that, on or after the trade date, due to the adoption of, or any change in, any applicable law, rule, regulation, order or custom (including without limitation any tax law); or

(B)	due to the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, procedure, order, decision or determination (including, without limitation, as implemented by the U.S. Commodity Futures Trading Commission or any exchange or trading facility), the calculation agent determines that it is illegal or contrary (or upon adoption, it will be illegal or contrary) to such law, rule, regulation, order, decision or determination for us to

(i)	issue, maintain or otherwise have outstanding the Securities; or

(ii)	purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in securities, options, futures, derivatives, foreign exchanges or other instruments or arrangements (howsoever described), in each case, in order to hedge our obligations under the Securities (in a manner acceptable to us in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”). Hedge positions include, without limitation, hedge positions (in whole or in part) that are (or, but for the consequent disposal thereof, would be) in excess of any allowable position limit(s) in relation to any commodity or futures contract traded on any exchange(s) or other trading facility.

Following the occurrence of any Change in Law Event on or before the maturity date where the calculation agent determines the Securities will terminate early, the calculation agent shall, in good faith using commercially reasonable methods, determine the ”Early Termination Payment” on the Early Termination Valuation Date as an amount equal to the economic value of the Security. No other amount will be due to you under the Securities following the payment of the Early Termination Payment. In determining the Early Termination Payment, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market(s) including, without limitation, relevant rates, prices, yields, volatilities (including volatilities observed in the inter-dealer volatility market for the underlying index or the index that most closely resembles the underlying index for which relevant volatility data is available), spreads, correlations or other relevant market data from internal sources (including any affiliates of the calculation agent) or otherwise. Upon request, the calculation agent shall provide a summary of the calculation methodology and any inputs used to determine the economic value of the Security. The economic value of the Securities and the Early Termination Payment following the occurrence of a Change in Law Event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. The Securities will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. The Agents intend to resell the offered Securities at the original issue price to the public. The Agents may resell the Securities to securities dealers (“Dealers”) at a discount from the original issue price to the public up to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 5 and 6 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as a Performance Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances, but who can tolerate downside market risk prior to maturity.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.